PROMISSORY NOTE

$731,188.60
March 31st, 1999

         FOR VALUE RECEIVED, American Resources and Development Company, a Utah corporation, ("Debtor") promises to pay to the order of Miltex Industries, Ltd, 20 Senebier, 1211 Geneva 3 Switzerland ("Payee"), or at such other place as Payee shall have designated to Debtor in writing, the principal sum of Seven Hundred and Thirty One Thousand One Hundred Eighty Eight U.S. Dollars and sixty cents ($731,188.60) or so much as may be Outstanding, together with interest on the unpaid principal balance at the rate of fifteen percent (15%) per annum commencing June 11, 1999, until paid in full. Sums due under this Note shall be payable as follows:

         Debtor shall pay Eleven Thousand Dollars ($11,000) U.S. Dollars, on the tenth day of each month commencing June 10th, 1999, and continuing on the tenth of each month thereafter to and including September 10th, 2000, at which time the principal, and any remaining interest shall be paid in full. All payments will be credited first to interest and then to principal.

         Debtor will pay an additional Sixty Dollars ($60) per day for each day any monthly payment is delinquent. In addition to the late payment penalty, Payee may, at its option, and upon default of Debtor, take any or all of the following actions; (a) declare the entire unpaid principal balance due under this Note, together with all accrued unpaid interest, fees and costs thereon, immediately due and payable, without notice; (b) sell into the market all remaining shares of Golf Communities of America (CLUB) and American Resources and Development Company (ADCO); and, sell pursuant to the terms of the attached Pledge Agreement the shares of Printworks, Inc., and/or Fan-Tastic, Inc.; all of which shares have been pledged to secure this note; Payee may hire or pay someone else to help collect this Note if Debtor does not pay, which sums Debtor will reimburse to Payee. Such reimbursable sums include, subject to any limits under applicable law, Payee's reasonable attorney's fees and legal expenses whether or not there is a lawsuit, including reasonable attorney's fees and legal expenses for bankruptcy proceedings, (including efforts to modify or vacate any automatic stay or injunction), appeals, and any anticipated post-judgment collection services. Payee may also take any other actions allowed by law or under this Note and the other agreements relating to the indebtedness.

         All payments received under this Note shall be made in the form of lawful money of the United States of America.

Payments are to be remitted by wire transfer to:
         UBS AG                        ( Union Bank of Switzerland)
         P.O. Box 120300
         Stamford, CT 06912-0300             ABA 026 00 79 93

CHIP ABA 799
FW026007993
Code 10 UBS AG

For the account Nbr 101-WA206626-000 of SCS Bank Alliance, Geneva, Switzerland. In favor of account 5399, Miltex Industries, Ltd.

         This Note may be prepaid by Debtor, in whole or in part, without premium or penalty. All prepayments shall first be applied to accrued interest and then to the unpaid principal balance hereof.

         Debtor will be in default if any of the following happens: (a) Debtor fails to make any payment when due and the sum of all payments made by Debtor and all proceeds from the sale of stock pledged as collateral, is less than the sum of all payments owed under the terms of this note; provided however, Debtor will not be excused from making the Sixty Dollars ($60.00) per day penalty payment if the $11,000 monthly payment is not received on or before the tenth of each month; (b) Debtor breaks any promise Debtor has made to Payee, or Debtor fails to perform promptly at the time and strictly in the manner provided in this Note or any agreement related to this Note, or in any other agreement or loan Debtor has with Payee, (c)any representation or statement made or furnished to Payee by Debtor or on Debtor's behalf is false or misleading in any material respect; (d) The Debtor becomes insolvent, a receiver is appointed for any part of any Debtor's property, or the Debtor makes an assignment for the benefit of creditors, or any proceeding is commenced either by Debtor or against the Debtor under any bankruptcy or insolvency laws; (e) any creditor tries to take any of the Debtor's property on or in which Payee has a lien or security interest. Upon default, Payee shall have all remedies available to it at law or in equity. Notwithstanding the provisions of default as set forth above, Debtor will have 15 days following date of 'notice of default', sent either by fax or mail to cure said default.

         If Payee retains an attorney for collection of this Note, or if any suit or proceeding is brought for the recovery or protection of all or any part of the indebtedness evidenced by this Note, then Debtor agrees to pay on demand all costs and expenses of the suit or proceeding, or any appeal thereof, incurred by Payee, including, without limitation, reasonable attorney's fees.

         Debtor waives presentment, notice of dishonor, notice of acceleration and protest, and assents to any extension of time with respect to any payment or other right under this Note shall operate as a waiver of any other payment or right.

         This Note shall be governed by and construed pursuant to the laws of the State of Utah (excluding conflicts of law provisions). Debtor agrees that the courts of the State of Utah shall have exclusive jurisdiction over any disputes relating to this Note. Debtor consents to venue in the courts of the State of Utah.

         This note is secured by 700,000 shares of Common Stock of Golf Communities of America, Inc. (CLUB), 500,000 which are now held by Payee, and 200,000 additional shares which are to be delivered concurrent with the signing of this note; 600,000 shares of Common Stock of American Resources and Development Company (ADCO), which shares Payee is now holding; together with all of the stock Debtor owns in Fan-Tastic, Inc. (100%) and Printworks, Inc., an Oregon Corporation (approximately 85%), which shares are to be delivered to Mitchell Barker, attorney for Payee, and which shares are to be held by him pursuant to the Stock Pledge Agreement attached hereto.

         Debtors agree that Payee may sell any or all of said CLUB shares at its discretion provided however, Payee shall send Debtors a copy of each brokerage confirmation of all shares sold. So long as Debtor is not in default on this note, sale of ARDCO stock shall require the prior written consent of Debtor.

         All moneys received from the sale of said shares shall be credited first to interest and then to principal. The Eleven Thousand Dollar ($11,000) monthly payments are to be made each month regardless of the number of shares that may, or may not be sold.

         As additional consideration for making this loan, Payee is hereby given the fight, to purchase from American Resources and Development Company (ARDCO) up to Three Hundred Forty Thousand shares of ARDCO common stock for $1.00 per share. This fight will terminate when the entire balance of this note has been paid in full.

         Parties acknowledge that this note represents a re-writing of the debt represented by the Promissory Notes dated July 7th, 1998 ($340,000) and July 1st, 1998 ($350,000).

American Resources & Development Company

s/sWill Papenfuss, President

Attest:

s/sTim Papenfuss, Secretary/Treasurer